                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         MAX & ERMA'S RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of Securities to which transaction applies:
                _______________________________________________________________

        2)      Aggregate number of securities to which transaction applies:
                _______________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                _______________________________________________________________

        4)      Proposed maximum aggregate value of transaction:
                _______________________________________________________________

        5)      Total fee paid:
                _______________________________________________________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:
                _______________________________________________________________

        2)      Form, Schedule or Registration Statement No.:
                _______________________________________________________________

        3)      Filing Party:
                _______________________________________________________________

        4)      Date Filed:
                _______________________________________________________________

                         MAX & ERMA'S RESTAURANTS, INC.






                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   to be held

                                 APRIL 10, 1997

                                       and

                                 PROXY STATEMENT







                                    IMPORTANT

                      Please mark, sign and date your proxy
                 and promptly return it in the enclosed envelope

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                                                               February 20, 1997

Dear Stockholder:

              You are cordially invited to attend the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc. on April 10, 1997, at 2:30 p.m., at the Hyatt Regency Columbus at the Greater Columbus Convention Center, 400 North High Street, Columbus, Ohio. We look forward to greeting those stockholders who are able to attend.

              At the meeting, you are being asked to elect Roger D. Blackwell, William C. Niegsch, Jr., and Robert A. Rothman for three-year terms as Class II members of the Board of Directors and to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year.

              It is very important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and return your proxy in the enclosed envelope at your earliest convenience.

              Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

                                        Sincerely,

                                        Todd B. Barnum
                                        Chairman of the Board,
                                        Chief Executive Officer and President

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 10, 1997

                                                               February 20, 1997

To the Stockholders of
Max & Erma's Restaurants, Inc.:

              NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Columbus at the Greater Columbus Convention Center, 400 North High Street, Columbus, Ohio, on the 10th day of April, 1997, at 2:30 p.m., local time, for the following purposes:


              1. To elect three Class II Directors, each for a term of three years and until their successors are duly elected and qualified.

              2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 1997 fiscal year.

              3. To transact such other business as may properly come before the meeting or any adjournment thereof.


              Owners of Common Stock of the Company of record at the close of business on February 12, 1997, will be entitled to vote at the meeting.

              Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

                                    By Order of the Board of Directors

                                    Todd B. Barnum
                                    Chairman of the Board,
                                    Chief Executive Officer and President

--------------------------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE

               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

--------------------------------------------------------------------------------

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                                                               February 20, 1997

                               PROXY STATEMENT FOR
                       1997 ANNUAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

         This Proxy Statement is furnished to the stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 10, 1997, and at any adjournment thereof, and is being mailed to the stockholders on or about the date set forth above.

         All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Directors' unanimous recommendations, which are FOR the election of Roger D. Blackwell, William C. Niegsch, Jr., and Robert A. Rothman as Class II Directors of the Company; FOR the ratification of the selection of Deloitte & Touche LLP as the independent public accountants of the Company for the 1997 fiscal year; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention William C. Niegsch, Jr.) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

VOTING RIGHTS

         Only stockholders of record at the close of business on February 12, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share so held entitles the holder thereof to one vote upon each matter to be voted on. As of December 31, 1996, the Company had outstanding 4,169,337 shares of Common Stock, $.10 par value. There are no cumulative voting rights in the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company on December 31, 1996 (unless otherwise noted):


 NAME AND ADDRESS                 NUMBER OF SHARES            PERCENTAGE
OF BENEFICIAL OWNER            BENEFICIALLY OWNED(1)          OF CLASS(2)
-------------------            ---------------------          -----------

Todd B. Barnum
4849 Evanswood Drive
Columbus, Ohio  43229                   417,757(3)                9.9%

Mark F. Emerson
4849 Evanswood Drive
Columbus, Ohio  43229                   315,108(4)                7.5%

Roger D. Blackwell
3380 Tremont Road
Columbus, Ohio 43221                    515,022(5)               12.3%

Roger Lipton
399 Park Avenue
New York, New York  10022               275,805(6)                6.6%

Wellington Management Company
75 State Street
Boston, Massachusetts 02109             404,415(7)                9.7%


_________________________

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership within 60 days of December 31, 1996. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1996.

(3) Includes 64,625 shares which Mr. Barnum has a right to purchase under presently exercisable options. Also includes 402 shares owned by Mr. Barnum's spouse, as to which Mr. Barnum disclaims beneficial ownership.

(4) Includes 21,500 shares which may be purchased under presently exercisable options.

(5) Includes 16,475 shares which may be purchased under presently exercisable options.

(6)      Based on information supplied to the Company on November 27, 1996.

(7) Based on Schedule 13G filed with the Securities and Exchange Commission on January 31, 1996.


SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of December 31, 1996, the beneficial ownership of the Company's Common Stock by each officer and/or director of the Company and by all officers and directors as a group:



   NAME OF                           NUMBER OF SHARES         PERCENTAGE
BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)     OF CLASS(2)
----------------                    ---------------------     -----------

Todd B. Barnum                            417,757(3)             9.9%

Mark F. Emerson                           315,108(3)             7.5%

Bonnie J. Brannigan                           166                0.0%

William C. Niegsch, Jr.                   168,280(4)             4.0%

Karen A. Brennan                          108,031(5)             2.6%

Gregory L. Heywood                         61,210(6)             1.5%

Larry B. Fournier                          12,350(7)              .3%

William E. Arthur                          56,253(8)             1.3%

Roger D. Blackwell                        515,022(3)            12.3%

Donald W. Kelley                           54,989(9)             1.3%

Robert A. Rothman                          62,400(10)            1.5%

Michael D. Murphy                           6,500(11)            0.2%

Thomas R. Green                             8,549(12)            0.2%

All directors and officers
 as a group (13 persons)                1,786,615(13)           40.7%

_____________________


(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days of December 31, 1996. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1996.

(3)    See preceding table and notes thereto.


                                      -3-

(4) Includes 35,250 shares which may be purchased under presently exercisable options. Also includes 11,000 shares owned by Mr. Niegsch's spouse and 10,494 shares owned by Mr. Niegsch's children, as to which Mr. Niegsch disclaims beneficial ownership.

(5) Includes 21,500 shares which may be purchased under presently exercisable options. Ms. Brennan resigned from her position as Vice President, Marketing and Strategic Development of the Company effective October 22, 1996.

(6) Includes 2,063 shares which may be purchased under presently exercisable options.

(7) Includes 3,300 shares which may be purchased under presently exercisable options.

(8) Includes 16,475 shares which may be purchased under presently exercisable options. Also includes 25,572 shares owned by Mr. Arthur's spouse, as to which Mr. Arthur disclaims beneficial ownership.

(9) Includes 16,475 shares which may be purchased under presently exercisable options. Also includes 5,775 shares owned by Mr. Kelley's spouse, as to which Mr. Kelley disclaims beneficial ownership and 11,201 shares owned by a corporation controlled by Mr. Kelley.

(10) Includes 16,475 shares which may be purchased under presently exercisable options. Also includes 2,475 shares owned by Mr. Rothman's spouse, as to which Mr. Rothman disclaims beneficial ownership.

(11) Includes 6,300 shares which may be purchased under presently exercisable options.

(12) Includes 962 shares owned by Mr. Green's spouse and 150 shares owned by Mr. Green's children, as to which Mr. Green disclaims beneficial ownership.

(13) Includes 220,439 shares which may be purchased pursuant to presently exercisable options or warrants.



                              ELECTION OF DIRECTORS

         The Board of Directors has designated Roger D. Blackwell, William C. Niegsch, Jr., and Robert A. Rothman as nominees for election as Class II Directors of the Company to serve for terms of three years and until their successors are duly elected and qualified. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted for a substitute nominee at the discretion of those named as proxies. The Board of Directors has no reason to believe that any nominee will be unavailable. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present in person or represented by proxy is required to elect each nominee. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect.

         The following table sets forth (i) the nominees for election as Class II Directors of the Company, and (ii) the Class I and Class III Directors of the Company whose terms in office will continue.

                                            DIRECTOR
                                          CONTINUOUSLY
        NAME AND AGE                          SINCE                PRINCIPAL OCCUPATION
        ------------                      -------------            ---------------------

                                 NOMINEES - TERMS TO EXPIRE 2000 (CLASS II)

Roger D. Blackwell, 56                     1984         Professor of Marketing, The Ohio State University

William C. Niegsch, Jr., 44                1982         Executive Vice President, Chief
                                                        Financial Officer, Treasurer and Secretary

Robert A. Rothman, 55                      1982         President, Amusement Concepts, Inc., a corporation
                                                        engaged in the video and electronic games business

                           CONTINUING DIRECTORS - TERMS TO EXPIRE 1999 (CLASS I)

Mark F. Emerson, 49                        1982         Chief Operating Officer

Donald W. Kelley, 67                       1986         Owner of  Donald  W.  Kelley &  Associates,  a  Columbus
                                                        real estate appraisal and consulting firm

Michael D. Murphy, 52                      1995         Private Investor

                           CONTINUING DIRECTORS - TERMS TO EXPIRE 1998 (CLASS III)

William E. Arthur, 68                      1982         Of Counsel, Porter, Wright, Morris & Arthur,
                                                        Attorneys at Law

Todd B. Barnum, 54                         1982         Chairman of the Board, Chief Executive Officer
                                                        and President

Thomas R. Green, 42                        1996         Executive Vice President, Central Benefits
                                                        Insurance Company

INFORMATION CONCERNING BOARD OF DIRECTORS

         During fiscal 1996, four meetings of the Board of Directors were held. All directors attended 75% or more of the total Board of Directors' meetings.

         The members of the Compensation Committee are Messrs. Arthur, Blackwell, and Rothman. Its function is to recommend to the directors the annual compensation of the Company's executive officers, the number and terms of any stock options to be granted under the Company's stock option plans, and any other actions or policies with respect to compensation. The Compensation Committee met once during fiscal 1996. All Compensation Committee members were in attendance at such meeting.

         The members of the Audit Committee are Messrs. Kelley and Murphy. Its function is to recommend to the directors a firm of accountants to serve as the Company's auditors and to review with the independent auditors and the appropriate corporate officers on matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls, and the scope of the audit. The Audit Committee met once during fiscal 1996. All Audit Committee members were in attendance.

         For 1996, each outside director was paid $1,250 per quarter. In addition, in October 1996, each outside director was granted an option to purchase 5,000 shares of Common Stock. Such options are exercisable for a four-year period beginning on the first anniversary of the date of grant. Directors who are also employees of the Company do not receive additional compensation for serving as directors. All directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

         The Company has entered into indemnification contracts with each of its present directors, which contracts were ratified and authorized by the stockholders on September 9, 1986. The indemnification contracts with the directors (i) confirm the present indemnity provided to them by the Company's By-laws and give them assurances that this indemnity will continue to be provided despite future changes in the By-laws, and (ii) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director of the Company or as a director or officer of any subsidiary of the Company or as a director or officer of any other company or enterprise when they are serving in such capacities at the request of the Company. No indemnity will be provided under the indemnification contract to any director on account of willful misconduct or conduct which is adjudged to have been knowingly fraudulent or deliberately dishonest.

         Mr. Blackwell is also a director of Worthington Foods, Inc., CheckPoint Systems, Inc., Intimate Brands, Inc., Abercrombie & Fitch Co., AirNet Systems, Inc. and the Flex - Funds, each with a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Rothman, a member of the Compensation Committee, owns a 40% equity interest in Amusement Concepts, Inc. Mr. Rothman is President of Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in twelve Max & Erma's restaurants. Under the licenses, the restaurant owner receives a license fee equal to 50% of the gross revenues generated by the games installed in the restaurant. All of the licenses are presently on a year-to-year basis. The Company received game revenues of $81,778 during the fiscal year ended October 27, 1996, under various licenses with Amusement Concepts, Inc.

         Mr. Arthur, a member of the Compensation Committee, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.

EXECUTIVE OFFICERS

         In addition to Messrs. Barnum, Emerson, and Niegsch, the following persons are executive officers of the Company.

         GREGORY L. HEYWOOD, age 45, has been the Company's Regional Vice President of Operations since March 1994. Prior to becoming the Company's Regional Vice President of Operations, Mr. Heywood had been a Regional Manager of the Company since September 1983.

         LARRY FOURNIER, age 50, has been the Company's Director of Development since 1993. Prior to joining the Company in 1993, Mr. Fournier served as the Regional Manager of Land Development for M/I Schottenstein Homes, Inc., a homebuilder/land developer.

         BONNIE BRANNIGAN, age 33, has been the Company's Vice President - Marketing and Planning, since November 1996. From November 1994 to July 1996, Ms. Brannigan served as the General Manager of The Executive Gallery, a catalog/direct mail company. From March 1990 to August 1994, Ms Brannigan served as the Sales Development Manager of McMaster-Carr Supply Company, an industrial supply company.

                             EXECUTIVE COMPENSATION

         The table below sets forth all compensation paid for each of the Company's last three completed fiscal years ended October 27, 1996, to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers. The Company has no other executive officers who received compensation (based on salary and bonus) exceeding $100,000.

                           SUMMARY COMPENSATION TABLE



                                                                                      Long-Term
                                                                                    Compensation
                                                     Annual Compensation               Awards
                                              --------------------------------      ------------
                                                                         (e)                          (i)
                                                                        Other                         All
                                                                        Annual                        Other
       (a)                                      (c)         (d)         Compen-        (g)           Compen-
    Name and                      (b)         Salary       Bonus        sation       Options         sation
Principal Position               Year           ($)       ($)(1)        ($)(2)         (#)           ($)(3)
------------------            -----------    --------     -------       -------       -------       --------


Todd B. Barnum                   1996        $139,560    $100,000       $8,801        20,000         $22,570
Chairman, Chief Executive        1995         134,050     120,000        5,739        40,000          22,570
Officer and President            1994         127,111     144,000        5,393            --          22,570

Mark F. Emerson                  1996        $126,194     $50,000       $2,793        20,000          $6,264
Chief Operating Officer          1995         121,738      60,000        2,407        20,000           6,264
                                 1994         117,446      72,000        1,276            --           6,264

William C. Niegsch, Jr.          1996        $109,138     $50,000       $2,537        20,000          $6,264
Executive Vice President,        1995         104,712      60,000        2,181        20,000           6,264
Chief Financial Officer,         1994         101,733      72,000        1,130            --           6,264
Treasurer and Secretary

Karen A. Brennan(4)              1996         $84,316     $50,000       $2,165        20,000          $6,372
Vice President, Marketing        1995          81,440      60,000        1,881        20,000           6,372
and Strategic Development        1994          77,954      72,000          948            --           6,372

Gregory L. Heywood               1996         $74,752     $34,143       $1,763         2,000              --
Regional Vice President          1995          71,539      51,611        1,160            --              --
of Operations                    1994          64,181      21,490          718        11,000              --

_________________________

(1) Amounts paid as bonuses are included for the year in which the bonus is earned, whether or not it is paid in that year or in a subsequent year. For the 1994 fiscal year, the Company paid an aggregate bonus to its four senior officers comprised (calculated cumulatively) of one percent of net income before tax from $1 to $720,000; five percent of net income before tax from $720,001 to $1,440,000; ten percent of net income before tax from $1,440,001 to $2,160,000 and 25% of net income before tax over $2,160,000. For the 1995 fiscal year, the Company paid an aggregate bonus to its four senior officers comprised (calculated cumulatively) of one percent of net income before tax from $1 to $860,000; five percent of net income before tax from $860,001 to $1,720,000; ten percent of net income before tax from $1,720,001 to $2,580,000 and 25% of net income before tax over $2,580,000. For the 1996 fiscal year, the Company paid an aggregate bonus to its four senior officers comprised (calculated cumulatively) of one percent of net income before tax from $1 to $1,032,000; five percent of net income before tax from $1,032,001 to $2,064,000; ten percent of net income before tax from $2,064,000 to $3,095,000; and 25% of net income before tax over $3,095,000. The aggregate bonus was shared 40% by Mr. Barnum and 20% by each of Messrs. Emerson and Niegsch and Ms. Brennan for each of the fiscal years. In addition, for the 1994, 1995, and 1996 fiscal years, the Compensation Committee capped the bonus pool at an amount equal to 100%, 115%, and 125%, respectively, of the aggregate base salaries of the four senior officers. Mr. Heywood's bonus is based upon the performance of the restaurant and regional managers reporting to him.


                                      -8-

(2) The Company maintains a medical reimbursement plan which provides for the reimbursement of substantially all of the uninsured medical and dental expenses of the Chief Executive Officer and President of the Company and his immediate family. The amount shown is the amount of reimbursements made by the Company during the fiscal year. The amount shown also includes amounts allocated to the executive officer pursuant to the Company's 401(k) Plan, which became effective on January 1, 1994, in amounts for Mr. Barnum of $3,893, $3,390 and $1,667, Mr. Emerson of $2,793, $2,407, and $1,276, Mr. Niegsch of $2,537, $2,181,
         and $1,130, Ms. Brennan of $2,165, $1,881, and $948, and Mr. Heywood of $1,763, $1,160, and $718.

(3) Amounts shown represent the annual full amount of premiums paid by the Company on split dollar life insurance policies on the lives of each of the four senior officers. Premiums paid by the Company will be repaid from the death benefit and the balance will be paid to the employee's beneficiaries. In the event of termination of employment, other than for cause or on death, the employee has the right to purchase the policy from the Company for the Company's cash value; provided, however, that beginning in 1993, ownership of the Company's cash value of the policy vests in the employee at the rate of 10% per year, so that the employee will only be required to pay the unvested portion of the Company's cash value on termination.

(4) Ms. Brennan resigned from her position as Vice President, Marketing and Strategic Development of the Company effective October 22, 1996.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements dated December 12, 1984, with Messrs. Barnum, Emerson and Niegsch, pursuant to which each such executive officer, upon a change of control of the Company, as defined, shall remain in the employ of the Company for three years thereafter with the equivalent offices, responsibilities, duties and salaries as were in effect prior to the change of control. Upon termination of employment, the employees are restricted in their right to compete with the Company and are prohibited from disclosing confidential information of the Company.

STOCK OPTION PLANS

         The Company's 1984 Incentive Stock Option Plan (the "Incentive Plan") and 1984 Non-Statutory Stock Option Plan (the "Non-Statutory Plan") were terminated in December 1992 after adoption of the 1992 Stock Option Plan. Options to purchase 81,075 shares granted under the Incentive Plan and options to purchase 27,500 shares granted under the Non-Statutory Plan, however, remain outstanding.

         The Company's 1996 and 1992 Stock Option Plans provide for the issuance of options to purchase up to 400,000 and 412,500 shares of the Common Stock, $.10 par value per share, of the Company, respectively, subject to adjustment for stock splits and other changes in the Company's capitalization, which options either meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or do not meet such requirements ("Nonqualified Options"). Key employees of the Company, officers and directors of the Company and certain other persons who provide services to the Company are eligible to receive options under the 1996 and 1992 Stock Option Plans. Options are granted to persons selected by the Compensation Committee of the Company's Board of Directors (the "Committee"). Except for options automatically granted to outside directors, the Committee determines the number of shares subject to option, the exercise price and exercise period of such option and whether the option is intended to be a Nonqualified Option or an Incentive Option. The Committee also has the discretion under the 1996 and 1992

Stock Option Plans to make cash grants to optionholders that are intended to offset a portion of the taxes payable upon the exercise of Nonqualified Options or upon certain dispositions of shares acquired under Incentive Options. The tables set forth below provide additional information with respect to the grants and exercises of stock options by the five executive officers of the Company. As of December 31, 1996, the Company had options for 67,000 and 411,975 shares of Common Stock, respectively, under the 1996 and 1992 Stock Option Plans outstanding.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants
                          ----------------------------------------------               (f)
                                                                            Potential Realizable Value
                                                                            At Assumed Annual Rates
                                                                            Of Stock Price Appreciation
                                         (c)                                    For Option Term(3)
                                     % of Total                            ----------------------------
                                       Options
                            (b)       Granted To      (d)
                          Options     Employees    Exercise       (e)
    (a)                   Granted     In Fiscal     Price     Expiration
    Name                   (#)(1)        Year      ($/Sh)(2)     Date         5%($)         10%($)
----------------------    -------   -----------  ---------- -----------    ----------     ---------
Todd B. Barnum             20,000       16.7%        $6.50    10/08/01       $35,920       $79,360

Mark F. Emerson            20,000       16.7%        $6.50    10/08/01       $35,920       $79,360

William C. Niegsch, Jr.    20,000       16.7%        $6.50    10/08/01       $35,920       $79,360

Karen A. Brennan(4)            --        --             --       --               --            --

Gregory L. Heywood          2,000        1.7%        $6.50    10/08/02        $4,422       $10,030

______________________

(1) With respect to the options granted to each of Messrs. Barnum, Emerson, and Niegsch, the options first become exercisable on October 8, 1997. The option to Mr. Heywood first becomes exercisable on October 8, 1999. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options not yet exercised are cancelled after 30 days following termination of employment other than by death or for cause. In the event of termination of employment by death, the option may be exercised for up to one year but not later than the expiration date. Options not yet exercised are immediately cancelled upon the termination of employment for cause. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Company with the consent of the Committee. In addition, any tax which the Company is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing, with the consent of the Committee, to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Company, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirements.

(2) In all cases, the exercise price was equal to or greater than the closing market price of the underlying shares on the date immediately prior to the date of grant.

(3) The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict or forecast future stock prices.

(4) Ms. Brennan resigned from her position as Vice President, Marketing and Strategic Development of the Company effective October 22, 1996.


                                        AGGREGATED OPTION EXERCISES IN LAST
                                   FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                               (e)
                                                                                             Value of
                                                                         (d)               Unexercised
                                                                      Number of           In-the-Money
                                                                     Unexercised            Options at
                                 (b)             (c)             Options at FY-End(#)     FY-End($)(1)
                               Shares           Value
       (a)                  Acquired on        Realized              Exercisable/          Exercisable/
       Name                 Exercise (#)         ($)                Unexercisable         Unexercisable
       ----                 ------------       ---------            -------------         -------------

Todd B. Barnum                 55,000           $216,260            53,625/71,000         $52,274/2,500

Mark F. Emerson                    --                 --            16,000/46,000              $0/2,500

William C. Niegsch, Jr.        27,500           $108,130            29,750/46,000         $34,849/2,500

Karen A. Brennan(2)            16,500            $64,878            29,750/26,000             $34,849/0

Gregory L. Heywood              4,125            $16,735             2,063/13,000            $5,229/250

__________________

(1) As of October 27, 1996, not all unexercised options that were exercisable were in-the-money, meaning that the fair market value of the underlying securities exceeded the exercise price of the option at that date.

(2) Ms. Brennan resigned from her position as Vice President, Marketing and Strategic Development of the Company effective October 22, 1996.

     The following Board Compensation Committee Report on Executive Compensation and Performance Graph will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee reviews and evaluates individual senior executive officers and determines the compensation for each. In general, compensation is designed to attract and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance shareholder value.

         Compensation for the executive officers includes base salary, bonus and stock option awards. Executive officers' base salaries generally correspond to the low end of industry and similarly sized public company salaries as reported in local business and trade publications. Base salary is reviewed annually in light of the Committee's perception of individual performance, performance of the Company as a whole and industry analysis and comparison. No specific weight is given to any of these factors in the evaluation of an executive officer's base salary. However, since 1991, the Committee has felt that a significant portion of each senior executive officer's compensation should be in the form of bonuses based upon Company performance.

         Beginning in fiscal 1991, a formula was established in advance for determining the amount of bonus to be paid to the Company's senior officers. In 1992, that formula was modified to allow for the creation of a bonus pool. The dollar amount of the pool, shared 40% by Mr. Barnum and 20% by each of Messrs. Emerson and Niegsch and Ms. Brennan, was originally equal to 1% of the first $500,000 in pre-tax earnings; 5% of the next $500,000; 10% of the next $500,000 and 25% of pre-tax earnings in excess of $1,500,000. In line with the Committee's established goal of a 20% annual growth in earnings, the breakpoints for each earnings increment in the bonus formula was increased 20% for each year through 1996. For fiscal 1997, the increments will again be increased 20% to 1% of pre-tax earnings up to $1,238,000; 5% of pre-tax earnings between $1,238,001 and $2,477,000; 10% of pre-tax earnings between $2,477,001 and $3,715,000 and
25% of pre-tax earnings in excess of $3,715,000. In addition, for 1994, 1995, 1996, and 1997 the Committee capped the bonus pool at an amount equal to 100%, 115%, 125% and 125%, respectively, of the aggregate base salaries of the four senior officers. In 1997, the bonus pool will be shared 40% by Mr. Barnum, 20% by each of Messrs. Emerson and Niegsch, 10% by Ms. Brannigan and 10% unallocated. Since adoption of this bonus formula, net income has grown from $429,000 in 1991 to almost $2.2 million in 1996. Mr. Heywood's bonus is based upon the performance of the restaurant and regional managers reporting to him.

         In addition to the executive officer bonus program described above, the Committee implemented specific bonus programs for certain individual executive officers for fiscal 1997. At the end of each of the second and fourth quarters of fiscal 1997, for each one point the Company's average price to earnings ratio for the prior two quarters exceeds 14, Mr. Niegsch, the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, will be paid a cash bonus of $10,000, with fractional increases pro rated; provided, however, if the Company's net income for fiscal 1997 is less than 90% of net income for fiscal 1996, the cash bonus hereunder shall not exceed $20,000 for fiscal year 1997. At the end of the second and fourth quarters of fiscal 1997, for each 100 basis points by which the Company's controllable profit (defined as profit before interest, depreciation and rent) exceeds 25.75% of revenues, Mr. Emerson, the Company's Chief Operating Officer, will receive a cash bonus of $20,000, with fractional increases pro rated; provided, however, that if the Company's net income for fiscal 1997 is less than 90% of net income for fiscal 1996, the cash bonus shall not exceed $20,000 for fiscal 1997. Mr. Heywood, the Company's Regional Vice President of Operations, will be paid a bonus equal to the cash bonuses paid for fiscal 1997 to the regional managers assigned to report to Mr. Heywood. Mr. Fournier, the Company's Vice President of Development, will be paid a cash bonus for each new restaurant opened in the fiscal 1997, in an amount equal to $25,000 divided by the number of planned new restaurants for fiscal 1997, which bonus may be taken under the Company's Manager Stock Bonus Plan in cash or in the Company's common stock valued at one-half of fair market value.

         The Committee also awards stock options to executive officers to encourage share ownership and to give them a stake in the performance of the Company's stock. Stock option awards are considered annually. The specific number of stock options granted to individual executive officers is determined by the Committee's perception of relative contributions or anticipated contributions to overall corporate performance. The Committee also reviews the total number of options already held by individual executive officers at the time of grant.

         Compensation for Mr. Barnum, the Company's CEO, during the 1996 fiscal year included salary and bonus. Mr. Barnum's base salary was determined by reviewing the previous level of his base salary, industry analysis and comparison and increases in the cost of living. No specific weight was given to any of these factors in the evaluation of Mr. Barnum's base salary. Mr. Barnum's bonus was determined solely by the formula established in advance for determining executive officers' bonuses. Stock options were awarded to Mr. Barnum in 1995 primarily to encourage future long-term appreciation in the Company's stock price.

         The Budget Reconciliation Act of 1993 amended the Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. The Committee does not believe that this law will impact the Company in the near term because the current level of compensation for each of the Company's executive officers is well below the $1,000,000 salary limitation.

                                                 Compensation Committee:

                                                 William E. Arthur
                                                 Roger D. Blackwell
                                                 Robert A. Rothman


PERFORMANCE GRAPH


                    COMPARISON OF CUMULATIVE TOTAL RETURN
                 OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

 -----------------------------FISCAL YEAR ENDING------------------------------
COMPANY                    1991     1992     1993     1994     1995     1996
MAX & ERMAS RESTAURANT       100    150.00   279.17   283.33   254.17   220.83
INDUSTRY INDEX               100    126.98   156.22   147.82   178.88   196.69
BROAD MARKET                 100     96.87   127.13   135.16   160.32   188.27


         The above Performance Graph compares the performance of the Company with that of the NASDAQ Market Index and a Peer Group Index, which is an index of SIC Code 5812 - Eating Places. Both the NASDAQ Market Index and the Peer Group Index include stocks of companies that were public as of October 27, 1996, and during the entire five-year period illustrated on the Performance Graph.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 1996.

CERTAIN TRANSACTIONS

         Mr. Donald Kelley and a third party are general partners of a partnership which owns and leases the land and building in which the Max & Erma's restaurant in Dublin, Ohio is located. The property is leased at an annual rent equal to the greater of $146,178 or 5% of gross sales, plus taxes, utilities, insurance and other expenses relating to the leased premises, under a lease expiring December 11, 2009, subject to three five-year renewal options.

         Mr. Rothman owns a 40% equity interest in, and is President of, Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in seven Max & Erma's restaurants. Under the licenses, the restaurant owner receives a license fee equal to 50% of the gross revenues generated by the games installed in the restaurant. All of the licenses are presently on a year-to-year basis. The Company received games revenues of $81,788 during the fiscal year ended October 27, 1996, under the various licenses with Amusement Concepts, Inc.

         Mr. Arthur, a director of the Company, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected, subject to the approval of the stockholders of the Company, Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending October 26, 1997. It is intended that persons acting under the accompanying proxy will vote the shares represented thereby in favor of ratification of such appointment. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte & Touche LLP has performed audits of the Company's financial statements since 1980.

         Ratification of the selection of the independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter. The Board of Directors recommends a vote FOR ratification of the selection of the independent public accountants. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted for ratification of the selection of the public accountants.

                     REPORTS TO BE PRESENTED AT THE MEETING

         There will be presented at the meeting the Company's Annual Report to Stockholders for the fiscal year ended October 27, 1996, containing financial statements for such year and the signed opinion of Deloitte & Touche LLP, independent public accountants, with respect to such financial statements. The Annual Report is not to be regarded as proxy soliciting material and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                         COST OF SOLICITATION OF PROXIES

         The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone or telegraph. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so. The Company may also retain a professional proxy solicitation firm to assist in the solicitation of proxies at a maximum total cost to be borne by the Company of $10,000 plus out-of-pocket expenses.

                              STOCKHOLDER PROPOSALS

         Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 1998 must be received by the Company (addressed to the attention of the Secretary) on or before November 30, 1997. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

         All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 TODD B. BARNUM
                                 CHAIRMAN OF THE BOARD,
                                 CHIEF EXECUTIVE OFFICER AND PRESIDENT

                         MAX & ERMA'S RESTAURANTS, INC.
                      P.O. BOX 297830, 4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 10, 1997






       The undersigned hereby appoints TODD B. BARNUM and WILLIAM C. NIEGSCH, JR., or either of them, my attorneys and proxies, with full power of substitution, to vote at the annual meeting of stockholders of said corporation to be held on April 10, 1997, and at any adjournment thereof, with all of the powers I would have if personally present, for the following purposes:

1.     THE ELECTION OF CLASS II DIRECTORS.

       [ ] FOR all nominees listed below (except as marked to the contrary).
       [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
           (INSTRUCTIONS: Do not check "WITHOUT AUTHORITY" to vote for only certain individual nominees. To withhold authority to vote for any individual nominee, strike a line through the nominee's name below and check "FOR").

           Roger D. Blackwell  -  William C. Niegsch, Jr.   -  Robert A. Rothman

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE CURRENT FISCAL YEAR.

                  [ ] FOR     [ ] AGAINST    [ ] ABSTAIN

3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

       THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                   (Continued and to be signed on other side.)

                          (Continued from other side.)

       The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated February 20, 1997, the Proxy Statement furnished therewith, and the Annual Report to Stockholders of the Company for the fiscal year ended October 27, 1996. Any proxy heretofore given to vote said shares is hereby revoked.

                                    DATED:________________________________, 1997

                                    ___________________________________________
                                                    (SIGNATURE)

                                    ___________________________________________
                                                    (SIGNATURE)

                                    SIGNATURE(S) MUST AGREE WITH THE NAME(S)
                                    PRINTED ON THIS PROXY. IF SHARES ARE
                                    REGISTERED IN TWO NAMES, BOTH STOCKHOLDERS
                                    SHOULD SIGN THIS PROXY.

                                    IF SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                    GIVE YOUR FULL TITLE AS SUCH.

         PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE